Exhibit 99.1

CONSENT OF INDEPENDENT VALUER

We hereby consent to the reference to our name and description of our role in the valuation process of any properties owned by Griffin Capital Essential Asset REIT, Inc. (the “Company”) referred to in the Company’s prospectus dated April 26, 2013 (the “Prospectus”) contained in Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-11 (SEC File No. 333-183614) in the text under the heading “Plan of Distribution - Determination of Offering Price.”

In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ Duff & Phelps, LLC
Duff & Phelps, LLC

July 23, 2013